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                                                                      Exhibit 12

                            LYONDELL CHEMICAL COMPANY
                STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                              (Millions of dollars)

                                                                                                                   Three Months
                                                                                                                       Ended
                                                                             Year Ended December 31,                 March 31,
                                                                   --------------------------------------------  -----------------
                                                                     1998     1999     2000     2001     2002      2002     2003
                                                                     ----     ----     ----     ----     ----      ----     ----
 Income (loss) from continuing operations before income taxes        $ 89    $(104)   $  693    $(221)   $(191)     $(73)   $(168)
                                                                     ------------------------------------------------------------
 Fixed charges:

      Interest expense, gross                                         385      717       627      495      508       119      141
      Portion of rentals representative of interest                    35       53        46       44       51        10       15
                                                                     ------------------------------------------------------------
         Total fixed charges before capitalized interest              420      770       673      539      559       129      156
      Capitalized interest                                             --       --        --        3       10         2        2
                                                                     ------------------------------------------------------------
         Total fixed charges including capitalized interest           420      770       673      542      569       131      158
                                                                     ------------------------------------------------------------
 Earnings before fixed charges                                       $509    $ 666    $1,366    $ 318    $ 368      $ 56    $ (12)
                                                                     ------------------------------------------------------------
 Ratio of earnings to fixed charges (a)                               1.2       --       2.0       --       --        --       --
                                                                    =============================================================

(a) Earnings were insufficient to cover fixed charges for the years ended 1999, 2001 and 2002 and for the three months ended March 31, 2002 and 2003 by $104 million, $224 million, $201 million, $75 million and $170 million, respectively.